EXHIBIT 99.4
Up to _________ Shares of Common Stock of
PVF Capital Corp.
Issuable Upon the Exercise of Subscription Rights at $_____ per Share
__________, 2009
To Our Clients:
     We are sending this letter to you because we hold shares of common stock of PVF Capital Corp. for you. PVF has commenced an offering of shares of common stock pursuant to the exercise of subscription rights distributed, at no charge, to all holders of record of shares of PVF common stock, par value $0.01 per share, at 5:00 p.m., Eastern Time, on __________, 2009. The subscription rights are described in the enclosed prospectus and evidenced by a rights certificate registered in your name or in the name of your nominee.
Summary Of The Terms Of The Rights Offering
•	You will receive one subscription right for each share of PVF common stock you owned as of record at the close of business on __________, 2009. Each subscription right entitles you to a basic subscription privilege and an over-subscription privilege.

•	The basic subscription privilege of each subscription right gives you the opportunity to purchase __________ shares of PVF common stock at a subscription price of $ _________ per share. Fractional shares of PVF common stock resulting from the exercise of the basic subscription privilege will be eliminated by rounding down to the nearest whole share. For example, if you owned 100 shares of PVF common stock as of 5:00 p.m., Eastern Time, on the record date, you would have received 100 subscription rights and would have the right to purchase ___________ shares of PVF common stock for $ _________ per share.

•	In the event that you purchase all of the shares of PVF common stock available to you pursuant to your basic subscription privilege, you may also choose to exercise an over-subscription privilege, subject to certain limitations and subject to allotment, to purchase a portion of any shares of PVF common stock that are not purchased by other shareholders of PVF through the exercise of their basic subscription privileges.

•	The rights offering expires at 5:00 p.m., Eastern Time, on _________, 20_____. PVF may extend the rights offering without notice to you until ___________, 20_____. If you do not exercise your subscription rights before that time, they will expire and will not be exercisable for shares of PVF common stock.

•	Once you elect to exercise your subscription rights, you cannot change your mind and revoke your election.
     We are (or our nominee is) the holder of record of PVF common stock held by us for your account. We can exercise your subscription rights only if you instruct us to do so.
     We request instructions as to whether you wish to have us exercise the subscription rights relating to the PVF common stock we hold on your behalf, upon the terms and conditions set forth in the prospectus.
     We have enclosed your copy of the following documents:
1.	The Prospectus;

2.	The Instructions as to Use of PVF Capital Corp. Rights Certificates; and

3.	The Beneficial Owner Election Form.

     The materials enclosed are being forwarded to you as the beneficial owner of PVF common stock carried by us in your account but not registered in your name. Exercises of subscription rights may be made only by us as the record owner and pursuant to your instructions. Accordingly, we request instructions as to whether you wish us to elect to subscribe for any shares of PVF common stock to which you are entitled pursuant to the terms and subject to the conditions set forth in the prospectus. However, we urge you to read the prospectus and other enclosed materials carefully before instructing us to exercise your subscription rights.
     Your instructions to us should be forwarded as promptly as possible in order to permit us to exercise subscription rights on your behalf in accordance with the provisions of the rights offering.
     If you wish to have us, on your behalf, exercise the subscription rights for any shares of PVF common stock to which you are entitled, please so instruct us by completing, executing and returning to us the “Beneficial Owner Election Form” included herewith.
The Subscription Rights Are Exercisable Until 5:00 P.M. Eastern Time
On __________, 2010 Unless Extended.
Questions?
Please call Stifel Nicolaus & Company, Incorporated, the Information Agent. The Information Agent can be reached toll-free, at (_____) ______-________, Monday through Friday, between 9:00 a.m. and 4:00 p.m., Eastern Time.